Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll, Inc. Delivers Strong Third Quarter Results

Sales, Gross Profit, Operating Profit, Net Income, EPS and Backlog All Grow By Double Digits. EPS Grows 40.5%.

EAST GREENVILLE, PA, October 16, 2008 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2008. Net sales were $283.5 million for the quarter, an increase of 11.6% from third quarter 2007. Operating income was $41.1 million, or 14.5% of net sales, an increase of 19.8% from the third quarter 2007, and net income was $24.1 million, an increase of 31.0% over the third quarter 2007. Diluted earnings per share was $0.52 compared to $0.37 diluted earnings per share in the prior year, an increase of 40.5%.

"We had a very strong quarter," commented Andrew Cogan, CEO. "Our focus on high design content businesses together with a rigorous, proactive and environmentally responsible business philosophy continued to produce industry leading levels of profitability."

"We realize that we could be in for a bumpy ride ahead but are confident that with our strong balance sheet, talented associates and committed dealers that we will be able to handle whatever comes at us."

Third Quarter Results

Third quarter 2008 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/08	9/30/07	Change

Net Sales	$283.5	$254.0	11.6%
Gross Profit	104.2	88.2	18.1%
Operating Expenses	63.1	54.0	16.9%
Operating Income	41.1	34.3	19.8%
Net Income	24.1	18.4	31.0%
Earnings Per Share - Diluted	.52	.37	40.5%
Backlog	203.1	169.8	19.6%

Net sales for the quarter were $283.5 million, an increase of $29.5 million, or 11.6%, over the third quarter of 2007. Once again our International businesses and Specialty products experienced the strongest growth in the quarter followed by our Complimentary products. During the third quarter of 2008, net sales also benefited from a price increase implemented in February of 2008.

Backlog of unfilled orders at September 30, 2008 was $203.1 million as compared to $169.8 million at September 30, 2007.

Gross profit for the third quarter of 2008 was $104.2 million, an increase of $16.0 million, or 18.1%, over the same period in 2007. Gross margin increased to 36.8% from 34.7% in the same quarter of 2007 and sequentially increased from 34.6% in the second quarter of 2008. The increase from the third quarter of 2007 largely resulted from improved price realization and favorable product mix. Increased volumes also allowed for better absorption of our fixed costs.

Operating expenses for the quarter were $63.1 million, or 22.3% of sales, compared to $54.0 million, or 21.3% of sales, for the third quarter of 2007. The increase in operating expense dollars during the third quarter of 2008 was in large part due to the inclusion of Edelman Leather, which was acquired during the fourth quarter of 2007. Increased commissions on our higher sales also contributed to the increase.

Our operating income as a percentage of sales for the third quarter of 2008 increased by 100 basis points to 14.5% of sales from 13.5% of sales in the same period in the prior year.

Interest expense in the third quarter of 2008 decreased $1.9 million over the third quarter 2007 due to lower average interest rates on our revolving credit facility. Other income for the third quarter 2008 was $2.1 million. Other income includes $2.0 million of gains from foreign currency transactions. Other expense for the third quarter 2007 was approximately $0.8 million and consisted of $1.0 million of losses from foreign currency transactions offset by other income.

Our effective tax rate was 39.0% for the quarter, as compared to 33.9 % for the same period last year. The increase in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. The third quarter of 2007 also included a reduction in our contingent tax reserve which resulted in a lower effective tax rate. Net income for the third quarter 2008 was $24.1 million, or $0.52 diluted earnings per share, as compared to $18.4 million, or $0.37 diluted earnings per share, for the same quarter in 2007.

Cash generated from operations during the third quarter 2008 was $50.3 million, compared to $27.4 million in the same period of 2007. Capital expenditures for the third quarter 2008 totaled $3.2 million compared to $3.8 million for 2007. We repaid $21.0 million of debt during the third quarter of 2008 compared to $20.0 million during 2007. We repurchased approximately $14.4 million of stock during the third quarter of 2008 compared to a minimal amount during the third quarter of 2007. We also paid a quarterly dividend of $5.6 million, or $0.12 per share, in the third quarter of 2008 compared to $5.3 million, or $0.11 per share, in the third quarter of 2007.

"We believe our strong operating performance, strong balance sheet with ample liquidity, and track record of managing the business in both good and bad economic environments, will allow us to navigate through today's uncertain economic times," commented Barry McCabe, CFO.

Fourth Quarter 2008 Outlook

The Company stated that it expects fourth quarter 2008 revenue to be in the range of $278 to $283 million. Earnings per share estimates are between $0.44 and $0.47.

Conference Call Information

Knoll will host a conference call on Thursday, October 16, 2008 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 295-4740

International 617 614-3925

Passcode 71893699

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through October 23, 2008 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 31595761).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$283,517	$253,962	$843,861	$773,998
Cost of sales	179,319	165,713	548,253	507,832

Gross profit	104,198	88,249	295,608	266,166
Selling, general, and administrative expenses	63,109	53,967	187,519	163,469

Operating income	41,089	34,282	108,089	102,697
Interest expense	3,766	5,629	12,663	18,584
Other income (expense), net	2,137	(794)	1,878	(3,907)

Income before income tax expense	39,460	27,859	97,304	80,206
Income tax expense	15,398	9,446	35,046	29,451

Net income	$24,062	$18,413	$62,258	$50,755

Earnings per share:
Basic	$.52	$.38	$1.32	$1.05
Diluted	$.52	$.37	$1.32	$1.03
Weighted-average shares outstanding:
Basic	46,291,785	48,568,698	47,014,263	48,250,009
Diluted	46,522,590	49,327,042	47,178,379	49,335,647

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,648	$17,975
Customer receivables, net	131,825	137,001
Inventories	103,538	92,087
Prepaid and other current assets	14,322	16,381

Total current assets	278,333	263,444
Property, plant, and equipment, net	135,260	143,643
Intangible assets, net	299,057	302,367
Other noncurrent assets	6,661	7,988

Total Assets	$719,311	$717,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$140	$136
Accounts payable	82,062	83,107
Other current liabilities	118,167	93,748

Total current liabilities	200,369	176,991
Long-term debt	342,299	368,440
Other noncurrent liabilities	92,897	97,290

Total liabilities	635,565	642,721

Stockholders' equity	83,746	74,721

Total Liabilities and Stockholders' Equity	$719,311	$717,442

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)

Net income	$62,258	$50,755

Cash Flows provided by Operating Activities	97,537	64,469

Cash Flows used in Investing Activities	(9,803)	(10,705)

Cash Flows used in Financing Activities	(75,471)	(53,262)

Effect of exchange rate changes on cash and cash equivalents	(1,590)	2,191

Increase in cash and cash equivalents	10,673	2,693

Cash and cash equivalents at beginning of period	17,975	16,038

Cash and cash equivalents at end of period	$28,648	$18,731